UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 24, 2026

DYNATRACE, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-39010	47-2386428
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

280 Congress Street, 11th Floor
Boston,	Massachusetts	02210
(Address of principal executive offices)		(Zip Code)
(781) 530-1000
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	DT	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry Into a Material Definitive Agreement.

On September 24, 2026, Dynatrace LLC (the “Borrower”) and Dynatrace Intermediate LLC (“Holdings”), each a Delaware limited liability company and wholly-owned subsidiary of Dynatrace, Inc. (the “Company”), and certain of their respective U.S. subsidiaries, as guarantors, entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, and certain lenders from time to time party thereto, for a senior secured revolving credit facility (the “Credit Facility”) in which the lenders agreed to extend revolving credit commitments in the aggregate amount of up to $500,000,000.

Borrowings under the Credit Facility are available in U.S. dollars, Euros, Pounds Sterling, and Canadian Dollars (subject to an aggregate $100,000,000 cap on non-U.S. dollar-denominated borrowings) and will accrue interest at (i) the Term SOFR Rate, (ii) the EURIBO Rate, (iii) the Adjusted Term CORRA Rate, (iv) Daily Simple SONIA, or (v) the base rate, in each case, plus an applicable margin. The base rate is the highest of (i) the Federal Funds Rate plus ½ of 1.00%, (ii) Bank of America, N.A.’s prime rate in effect for such day, (iii) Term SOFR plus 1.00% and (iv) 1.00%. The applicable margin for borrowings is a percentage per annum based on a pricing level determined by the Borrower’s then-current ratio of (i) total funded debt of the Borrower and its restricted subsidiaries minus unrestricted domestic cash and cash equivalents up to the greater of $650,000,000 and 100% of Adjusted EBITDA for the most recently ended four consecutive fiscal quarters to (ii) Adjusted EBITDA of Borrower and its restricted subsidiaries as of such date (the “Total Leverage Ratio”) (or, at the Borrower's election, based on S&P and Moody’s debt ratings on the Borrower or the Company (the “Credit Rating Margin Election”)), with ranges of (a) 0.00% for base rate loans or 1.00% for all other benchmark rates if the Total Leverage Ratio is less than 1.0 to 1.0 (or, following the Credit Rating Margin Election, a debt rating of greater than or equal to BBB / Baa2), (b) 0.25% for base rate loans or 1.25% for all other benchmark rates if the Total Leverage Ratio is less than 2.0 to 1.0 but greater than or equal to 1.0 to 1.0 (or, following the Credit Rating Margin Election, a debt rating of BBB- / Baa3), (c) 0.375% for base rate loans or 1.375% for all other benchmark rates if the Total Leverage Ratio is less than 3.0 to 1.0 but greater than or equal to 2.0 to 1.0 (or, following the Credit Rating Margin Election, a debt rating of BB+ / Ba1), or (d) 0.625% for base rate loans or 1.625% for all other benchmark rates if the Total Leverage Ratio is greater than or equal to 3.0 to 1.0 (or, following the Credit Rating Margin Election, a debt rating of less than or equal to BB / Ba2). The Credit Agreement contains customary representations and warranties, affirmative and negative covenants, and events of default. The Credit Facility will mature on June 24, 2031, subject to (x) an earlier springing maturity date if the Borrower’s 2031 exchangeable notes remain outstanding in an aggregate principal amount greater than $300,000,000 on the date that is 91 days prior to the stated maturity of such 2031 exchangeable notes, and (y) up to two one-year extensions with the consent of all applicable lenders.

The Credit Agreement also contains a financial covenant requiring the Borrower and its restricted subsidiaries to maintain a Total Leverage Ratio of less than or equal to 4.00 to 1.00 as of the last day of any fiscal quarter (commencing with the fiscal quarter ending December 31, 2026), with a temporary increase in such Total Leverage Ratio to 4.50 to 1.00 for the four fiscal quarters following the consummation of certain permitted acquisitions for which the total consideration exceeds $150,000,000.

The foregoing summary of the Credit Agreement is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement dated September 24, 2026 by and among Dynatrace LLC, Dynatrace Intermediate LLC, Dynatrace International LLC, Bank of America, N.A., and certain lenders party thereto
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2026	DYNATRACE, INC.

	By:	/s/ Nicole Fitzpatrick
Name: Nicole Fitzpatrick
Title: Executive Vice President, Chief Legal Officer & Secretary